MOORE & ASSOCIATES, CHARTERED
     ACCOUNTANTS AND ADVISORS
              PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1, of Skyhigh Resources, Inc., of our report dated July 28, 2008 on our audit of the financial statements of Skyhigh Resources, Inc. as of March 31, 2008, and the related statements of operations, stockholders’ equity and cash flows for since inception on April 2, 2007 through March 31, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
September 18, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501